Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-166780, 333-176773, 333-183787, 333-190901, 333-198317 and 333-206546 ) pertaining to the 2009 Equity Incentive Plan, Non-Plan Inducement Restricted Stock Unit Award Agreement, Amended and Restated 2011 Stock Option and Grant Plan, 2002 Executive Stock Option Plan, and 1999 Stock Option Plan of Telenav, Inc. of our report dated August 22, 2014 (except for Notes 5 and 12, as to which the date is August 24, 2015) with respect to the consolidated financial statements and schedule of Telenav, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2016.

/s/ Ernst & Young LLP
San Jose, California August 22, 2016